Exhibit 99.1
                             Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

               Shore Bancshares Reports First Quarter EPS of $0.46

May 5, 2004

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported first quarter earnings of $2.5 million or $0.46 per share on a diluted basis. Compared to the first quarter of 2003, net income was unchanged.

Return on average assets and stockholders equity was 1.43% and 11.87%, respectively, for the quarter ended March 31, 2004. Total assets were $711 million, total deposits were $589 million and total stockholders' equity was $86 million. The Company increased its quarterly dividend payment to $0.18 per share for the first quarter of 2004.

Net Interest Income
Interest expense declined $528 thousand during the first quarter of 2003 when compared to the same quarter last year. This resulted in an overall increase in net interest income of $450 thousand.

The Company's net interest margin remained stable at 3.95% for the first quarter of 2004, compared to 3.91% for the year ended December 31, 2003 and 3.96% for the same quarter last year. The average yield on earning assets was 5.24% for the quarter compared to 5.70% for the same quarter last year. These lower yields on earning assets were the result of maturing loans and investments being reinvested at current market rates. The average rate paid for interest-bearing liabilities for the first quarter of 2004 declined to 1.59% form 1.88% for the year ended December 31, 2003. The average rate paid for interest-bearing liabilities was 2.12% for the quarter ended March 31, 2003. This decline is the result of lower overall rates paid for certificates of deposit.

Loans and Deposits
Total loans, net of unearned income, increased $17.8 million during the first quarter of 2004, totaling $492.8 million, compared to $475.0 million at December 31, 2003. The growth was concentrated in loans secured by real estate, which increased $15.1 million.

The provision for loans losses was $105 thousand and $90 thousand for the quarters ended March 31, 2004 and 2003, respectively. Net charge-offs were $225 thousand for the quarter compared to $61 thousand for the same period last year. The charge-offs related to nonaccrual loans with losses that had been previously identified by management. Management believes that the provision for credit losses and the resulting allowance are adequate at March 31, 2004.

Deposits declined during the first quarter of 2004 when compared to December 31, 2003. Total deposits were $589.2 million at March 31, 2004, compared to $592.4 million at December 31, 2003. Certificates of deposit of $100,000 or more and NOW and SuperNOW accounts increased while noninterest-bearing demand and other time and savings declined.

Insurance agency activities
The Company continues to see growth in its insurance producer activities. Insurance agency commissions increased $99 thousand during the first quarter of 2004 when compared to the first quarter of 2003. Contingency income totaling $583 thousand was received during the first quarter of 2004 based on the claims and loss experience of the Company's customers during the prior year. In the first quarter of 2003, the Company received $588 thousand in contingency income.

Noninterest Income
Total noninterest income for the three months ended March 31, 2004 declined $61 thousand when compared to March 31, 2003. The decline is the result of gains on sales of securities totaling $260 thousand that occurred in 2003. Excluding these gains, noninterest income increased $199 thousand as a result of increased service charges on customer accounts, increased insurance agency commissions and other fee income.

Noninterest Expenses
Total noninterest expense increased $391 thousand for the three-month period ended March 31, 2004 when compared to the same period last year. Increases occurred in salaries and benefits expense ($68 thousand), premises and equipment expense ($96 thousand), data processing costs ($69 thousand) and other operating expense ($158 thousand).

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC, and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I, Item 1 of the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2003, under the heading "Risk Factors."

For further information contact: W. Moorhead Vermilye, President and CEO